Exhibit 99.1

McClatchy Announces Contribution Of Real Estate To Defined Benefit Pension Plan

SACRAMENTO, Calif., Feb. 12, 2016 /PRNewswire/ -- The McClatchy Company (NYSE: MNI) announced that as of close of business yesterday, Feb. 11, 2016, it has contributed certain company-owned real estate to its qualified defined benefit pension plan. The real estate includes six separate properties, inclusive of certain land and buildings located in Raleigh, NC; Charlotte, NC; Garner, NC; Gulfport, MS; Doral, FL; and Fresno, CA. The properties have been valued by independent appraisals at approximately $47.1 million in total.

The company is leasing back the property from its pension plan for 11 years and will pay aggregate annual rent of approximately $3.5 million to the pension plan. The contribution of the property will have no impact on the company's day-to-day operations at its newspapers, office buildings and/or production centers at these locations. The property will be managed by WhiteStar Advisors, LLC ("WhiteStar"), an independent real estate advisory firm engaged by the pension plan. WhiteStar hired independent real estate appraisers to determine the value of the real estate contributed to the plan.

As previously discussed, McClatchy expects its required pension contribution under federal law to be nominal in 2016. The aforementioned contribution of real estate is expected to more than satisfy the company's required pension contribution for the year. The final amount of the 2016 contribution is expected to be determined in the third quarter of 2016 when the company's actuaries complete the annual valuation of the pension plan.

Pursuant to provisions under its bond indenture governing debt previously issued by Knight Ridder, Inc. (KRI) and assumed by McClatchy in the 2006 acquisition of KRI the company will reduce debt by a minimum of $27.6 million over the next 90 days.

"We view this as a win-win transaction for both the pension plan and the company," said Elaine Lintecum, McClatchy's chief financial officer. "Our pension plan will benefit from rental income paid by the company and we expect it to also benefit from price appreciation as these properties hopefully gain in value over time. The company will, in turn, preserve its cash to repay debt."

Lintecum said, "The company will be able to continue to use the facilities for the foreseeable future and will receive a cash tax benefit of approximately $10 million associated with its 2015 tax returns related to the net tax basis of the property contributed."

About McClatchy

The McClatchy Company is a 21st century news and information leader, publisher of iconic brands such as the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News and Observer, and the (Fort Worth) Star-Telegram. McClatchy operates media companies in 28 U.S. markets in 14 states, providing each of its communities with high-quality news and advertising services in a wide array of digital and print formats. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange under the symbol MNI.

Additional Information

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, cash flows, debt levels, as well as future opportunities for the company and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the value of any real property contributed to McClatchy's qualified defined benefit pension plan may not gain in value over time; McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; we may not be successful in the reducing debt whether through tenders offers, open market repurchase programs or other negotiated transactions; transactions may not close as anticipated or result in cash distributions in the amount or timing anticipated; McClatchy may not successfully implement audience strategies designed to increase audience revenues and may experience decreased audience volumes or subscriptions; McClatchy may experience diminished revenues from retail, classified, national and direct marketing advertising; McClatchy may not achieve its expense reduction targets including efforts related to legacy expense initiatives or may do harm to its operations in attempting to achieve such targets; McClatchy's operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; an inability to fully implement and execute its share repurchase plan; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company's publicly filed documents, including the company's Annual Report on Form 10-K for the year ended Dec. 28, 2014, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

CONTACT: Stephanie Zarate, Investor Relations Manager, (916) 321-1931, szarate@mcclatchy.com or Elaine Lintecum, Chief Financial Officer, (916) 321-1846, elintecum@mcclatchy.com